Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI’s New Titanium Sponge Facility Achieves Qualification

Pittsburgh, PA, March 14, 2012 – Allegheny Technologies Incorporated (NYSE:ATI) announced today that its Rowley, UT titanium sponge facility has completed the standard-grade qualification (SQ) process. Titanium sponge produced at the Rowley facility can now be applied to many products used for aerospace airframe, medical, and industrial applications.

“This is an important accomplishment as we continue the process of achieving our strategic goal of a cost-effective premium-titanium sponge facility,” said Rich Harshman, Chairman, President and Chief Executive Officer. “This approval follows an extensive series of audits, inspections, and qualifications to characterize the attributes of the sponge produced at the Rowley facility.

“The qualification comes at an historic time in the aerospace industry as OEMs increase production to unprecedented rates for both airframes and jet engines. We are also seeing increased demand from the jet engine aftermarket. In addition, demand remains strong for our titanium products from the medical and industrial markets.”

Titanium sponge is a critical raw material used to produce titanium mill products. The ATI Rowley facility uses the Kroll reduction - vacuum distillation process, which reduces titanium tetrachloride with magnesium to produce the sponge.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.2 billion during 2011. ATI has approximately 11,400 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.